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                                                                   EXHIBIT 23.1c



CONSENT OF THE CARSON MEDLIN COMPANY



Board of Directors                                              January 21, 2004
First Carolina State Bank
137 North Winstead Avenue
Rocky Mount, NC  27804


Members of the Board:

We hereby consent to the use of our name and to the description of our opinion letter to the Board of Directors of First Carolina State Bank that is a part of this Registration Statement of Form S-4, under the caption "Opinion of First Carolina's Financial Advisor," and to the inclusion of such opinion letter as Appendix C to the Proxy Statement/Prospectus that is a part of this Registration Statement.

Very Truly Yours,

/s/ The Carson Medlin Company

The Carson Medlin Company